Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Post-Effective Amendment No. 1 to Form S-1 of our report dated March 29, 2012 relating to the consolidated financial statements as of December 31, 2011 and for the years ended December 31, 2011 and 2010 of Wilhelmina International, Inc. included in the annual report on Form 10-K of Wilhelmina International, Inc. for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the prospectus, which is part of such Registration Statement.

/s/ Burton McCumber & Cortez, L.L.P.
Burton McCumber & Cortez, L.L.P.
Brownsville, Texas
April 9, 2012